Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-86251



                              PROSPECTUS SUPPLEMENT
                      (to Prospectus dated October 4, 1999)

                                 400,000 Shares

                          WaveRider Communications Inc.

                                  Common Stock

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     You should read this prospectus supplement and the accompanying  prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     See "Risk Factors" beginning on page 3 of the prospectus to read about factors you should consider before buying shares of the common stock.


Plan of Distribution

     We are offering 400,000 shares of our commons stock to Radyr Group Investments, an institutional investor, who is the underwriter pursuant to this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $540,000. In addition, we will pay $32,400 in commissions and $1,000 in legal fees on the sale of our common stock. We will not pay any other compensation in conjunction with this sale of our common stock. We have agreed to indemnify Radyr Group Investments against liabilities, including liabilities under the Securities Act of 1933.


Use of Proceeds

     The net proceeds to us from this offering will be $506,600. We plan to use the net proceeds for general corporate purposes, including:

-        Repaying our obligations as they become due;

-        Financing capital expenditures; and,

-        Working Capital.

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Market for Our Common Stock

     On December 3, 1999, the last reported sales price of our common shares on the OTC Bulletin Board was $1.8725 per share. Our common stock is listed on the OTC Bulletin Board under the symbol "WAVC".

     As of December 3, 1999 and before the issuance of shares pursuant to this prospectus supplement, we have 50,400,510shares of common stock outstanding.


Legal Matters

     Certain legal matters with respect to the common stock offered hereby will be passed upon for us by Foley, Hoag & Eliot, LLP of Boston, Massachusetts.


General

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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           The date of this prospectus supplement is December 6, 1999